Exhibit 10.18

SUMMARY OF SPLIT DOLLAR
LIFE INSURANCE PLANS

In 2003, CoBiz Inc.’s wholly owned subsidiary, CoBiz Bank, N.A. (the “Bank”), began providing split dollar life insurance for senior officers of the Bank who are designated by the Compensation Committee of its Board of Directors.  Under those arrangements, the Bank purchases life insurance on each participant and is the owner of the policy with all incidents of ownership.  The Bank and the participant enter into an agreement obligating the Bank to maintain the insurance and providing for the allocation of death benefits.  The beneficiaries designated by the participant are entitled to receive a portion of the death benefits equal to the lesser of (a) the participant’s annual salary for the most recent calendar year in which the employee was in the active and full-time employ of the Bank or (b) the excess of the total death benefit over the cash value of the policy.  The balance of the death benefits are paid to the Bank.  If the participant’s employment with the Bank terminates before normal retirement age, except that the agreement shall not terminate if such separation from service occurs as a result of the permanent disability of the employee or such separation from service occurs within five years of a change of control, the insurance is cancelled and the participant has no further rights under the agreement.  If the participant retires at or after normal retirement age, the insurance and the agreement (including the Bank’s obligation to pay the insurance premiums) remain in place.

In 2005, the Compensation Committee of the Bank’s Board of Directors determined to provide supplemental split dollar insurance to executive officers of the Bank who are designated by that Committee.  All of the executive officers of the Bank were participants in the split dollar insurance arrangements put in place in 2003 as described above.  Under the supplemental split dollar payments, the Bank purchases life insurance on each participant and is the owner of the policy with all incidents of ownership.  The Bank and the participant enter into an agreement obligating the Bank to maintain the insurance and providing for the allocation of death benefits.  The beneficiaries designated by the participant are entitled to receive a portion of the death benefits equal to the lesser of (a) ten times the participant’s annual salary at the time the arrangement is put in place or (b) the excess of the total death benefit over the cash value of the policy.  The balance of the death benefits are paid to the Bank.  Upon termination of the participant’s employment (other than as a result of death), whether before, at or after normal retirement age, the insurance is cancelled and the participant has no further rights under the agreement.

All of the Named Executive Officers of CoBiz Inc. (i.e., the chief executive officer and each of the four next most highly compensated executive officers during 2004) are participants in both the basic and the supplemental split dollar life insurance arrangements.  All of the Named Executive Officers are also executive officers of the Bank.  They include the Chairman of the Board and Chief Executive Officer of CoBiz Inc., the Vice Chairman of the Board of CoBiz Inc., the President of CoBiz Inc., the Executive Vice President and CFO of CoBiz Inc. and the Executive Vice President and Chief Credit Officer of the Bank.

Financial Designs, Ltd., a wholly-owned subsidiary of CoBiz Inc., serves as the administrator of the split dollar life insurance arrangements.  The administrator selects the insurance company that issues the policies and the terms and conditions of such policies.  The

Bank serves as the named fiduciary of the arrangements for purposes of the Employee Retirement Income Security Act of 1974, as amended, and is responsible for their overall supervision and management, all questions relating to the interpretation of the agreements and all decisions pertaining to the review of denials of benefit claims.

The expenses incident to the split dollar arrangements, including the compensation of attorneys, advisors, actuaries, and other persons providing technical and clerical assistance, are paid by the Bank.

The Bank may discontinue the practice of providing split dollar life insurance to officers, or may change the terms on which such insurance is offered, at any time, but cannot terminate or amend any agreement already entered into without the consent of the participant.

The Bank’s policies of providing split dollar life insurance for selected senior officers and supplemental split dollar life insurance for selected executive officers have not been reduced to writing in formal plans, but may constitute compensatory plans or arrangements for purposes of Item 601(10)(iii)(A) of Regulation S-K.